Exhibit 21

ESCALADE, INCORPORATED AND SUBSIDIARIES

List of Subsidiaries at December 31, 2011

	State of or Other Jurisdiction of Incorporation	Percent of Voting Securities Owned by Parent
Parent
Escalade, Incorporated	Indiana, USA

Subsidiaries (1)
Indian Industries, Inc.	Indiana, USA	100%
U.S. Weight, Inc.	Illinois, USA	100%
Harvard Sports, Inc.	California, USA	100%
Harvard California, S. DE R.L. C.V.	B.C. Mexico	100%
Bear Archery, Inc.	Florida, USA	100%
Escalade Sports Playground, Inc.	North Carolina, USA	100%
Escalade Sports (Shanghai) Co., Ltd.	China	100%
Martin Yale Industries, Inc.	Indiana, USA	100%
Olympia Business Systems	Delaware, USA	100%
Martin Yale International, GmbH	Germany	100%
Martin Yale International Ltd	England	100%
Martin Yale Iberica, S.L.	Spain	100%
Martin Yale Africa Quality Office and Graphics Products Ltd	South Africa	100%
Martin Yale Nordic AB	Sweden	100%
Martin Yale Italia, S.R.L.	Italy	100%
Martin Yale International Trading (Beijing) Limited	China	100%
EIM Company, Inc.	Nevada, USA	100%
SOP Services, Inc.	Nevada, USA	100%
Escalade Insurance, Inc.	Nevada, USA	100%
Stiga Sports AB	Sweden	50%

(1) Each subsidiary Company so designated has been included in Consolidated Financial Statements for all periods following its acquisition. See Notes to Consolidated Financial Statements.